1 Sheila A. Penrose Chairman of the Board of Directors Jones Lang LaSalle Incorporated 200 East Randolph Drive Chicago, Illinois 60601 August 23, 2016 Mr. Colin Dyer 200 East Randolph Drive Chicago, Illinois 60601 Re: Retirement Letter Agreement Dear Colin: This Retirement Letter Agreement (Letter) memorializes the agreement between Jones Lang LaSalle Incorporated (JLL) and you with regard to the timing and compensation arrangements for your retirement from JLL as its Chief Executive Officer and as a member of its Board of Directors (Board). The Board is very grateful for your extraordinary leadership and your service to JLL over the previous twelve years. During this time, among its other significant accomplishments, JLL has grown its annual revenues by more than five times to over $6 billion and its staff by more than three times to over 61,000, has developed a stellar client base and a strong leadership team, and has delivered significant shareholder value. The Board also appreciates your willingness to provide the various services noted below, and to remain on the Board for the specified period of time, after your retirement to ensure that the transition to your successor is smooth and that the needs of all of JLL’s stakeholders are addressed professionally and thoughtfully. Defined Terms Used in this Letter In addition to terms defined elsewhere in this Letter, for purposes of this Letter the following capitalized terms shall have the respective meanings given to them below: Annual Bonus means the annual cash incentive bonus determined by the Compensation Committee and paid pursuant to the SAIP. Compensation Committee means the Compensation Committee of the Board of JLL.

2 GEB LTIP means the JLL GEB 2015-2020 Long-Term Incentive Compensation Program. JLL Group means, collectively, JLL and its direct and indirect majority-owned subsidiaries, or any such entity individually. Original Offer Letter means that certain letter agreement between JLL and you dated July 16, 2004, as amended. PICA means the CEO Performance Incentive Compensation Agreement between JLL and you dated as of April 19, 2012, as amended. SAIP means the JLL Stock Award and Incentive Plan as amended and restated as of July 15, 2015. Severance Plan means the Severance Pay Plan of JLL, as amended and restated effective July 1, 2010, as amended. Transition Schedule for Executive Officer and Board Member Roles; Responsibilities You agree to remain in your current role as the Chief Executive Officer of JLL through the close of business on September 30, 2016, including as the Chairman of the Global Executive Board (GEB) and as an International Director (Chief Executive Officer Role). As of such date, (1) you will cease acting in each of such roles and by this letter you will be deemed to have resigned from your officer position with JLL and from all officer and director roles with all subsidiaries of JLL and (2) you will no longer be considered a reporting officer for purposes of the United States federal securities rules. From October 1, 2016 through the close of business on December 31, 2016, you will continue to be a full-time employee of JLL (Employee Role), reporting to the JLL Chief Executive Officer. In such role, you will provide such services as the JLL Chief Executive Officer may reasonably request to effect a smooth transition to your successor and in particular to assist with the development and implementation of JLL’s digital strategy. On the close of business on December 31, 2016 (Retirement Date), you will retire as an employee from JLL. From the date of this Letter until the time of the Annual Meeting of JLL’s shareholders in May, 2017, you may remain a member of the Board (Board Member Role) at your sole discretion. The Board has indicated its desire that you remain a Board member until such date, and you have indicated your present intention to do so. From January 1, 2017 through December 31, 2017 (Consulting Period), you agree to make yourself reasonably available as a consultant to the Board and to JLL’s Chief Executive Officer upon the request of either of them, including with respect to any remaining transition matters and to the development and implementation of JLL’s digital strategy (Consulting Role). In your

3 Consulting Role, you will not be required to perform services in excess of eighty (80) hours per calendar quarter, nor more than ten (10) hours per week unless you agree otherwise. Payments for Your Agreements; Schedule for Payment; and Restricted Stock Units In consideration for the roles and obligations you are assuming under this Letter, JLL shall make the following payments to you, at the times and subject to the specific conditions set forth below: Base Salary: Your base salary for the 2016 calendar year, through your Retirement Date and in consideration for both your Chief Executive Officer Role and your Employee Role, will continue to be US$750,000 annually, paid semi-monthly in arrears through our regular payroll system. Such base salary will continue to be paid to you or your estate or beneficiaries, if applicable, if JLL terminates your employment for any reason other than for Cause (as defined in your Original Offer Letter), or if your employment terminates because of your death or disability, before your Retirement Date. Annual Bonus: You will be eligible to receive an Annual Bonus for full-year 2016 performance, payable no later than March 15, 2017, in the form of a lump sum cash payment, the final amount of which will be determined by the Compensation Committee pursuant to the terms of our Individual Performance Management System (IPMP) and under the terms of the SAIP as applicable to the annual performance incentive compensation of the members of the GEB. Notwithstanding the above, to the extent that the Annual Bonus as so determined is less than US$5,920,000, which is your target Annual Bonus for 2016, then the actual gross amount you will receive will be US$5,920,000. In no event will you receive more than such amount. Such amount will be paid to you or your estate or beneficiaries, if applicable, if JLL terminates your employment for any reason other than for Cause, or if your employment terminates because of your death or disability, before your Retirement Date. GEB LTIP: You will be eligible to receive a payment under the GEB LTIP for full-year 2016 performance, payable no later than March 15, 2017, the final amount of which will be determined by the Compensation Committee pursuant to the terms of the GEB LTIP. Notwithstanding the above, to the extent that your payment under the GEB LTIP as so determined is less than US$3,013,000, which is your target amount under that plan for 2016, then the actual gross amount you will receive will be US$3,013,000. In no event will you receive more than such amount. You will receive settlement of the GEB LTIP all in cash; no portion will be settled in equity. Such amount will be paid to you or your estate or beneficiaries, if applicable, if JLL terminates your employment for any reason other than for Cause, or if your employment terminates because of your death or disability, before your Retirement Date. Compensation for Board Member Role: As compensation for your Board Member Role during 2017, you will receive a total of US$80,000 in cash, payable quarterly in advance at the time when compensation is generally paid to members of our Board, but subject to your continued service in your Board Member Role for the applicable period.

4 Compensation for Consulting Role and for Your Non-Competition Agreements: As compensation for your Non-Competition Agreements (as defined below), you will receive a total of US$1,000,000, to be paid on October 3, 2016 or within five (5) business days thereafter. As compensation for your Consulting Role obligations, you will receive a total of US$750,000. Unless you have breached any of your Consulting Role obligations, you will receive this amount in four (4) equal installments of US$187,500 each within ten (10) business days after the end of each calendar quarter in 2017. GEB LTIP Deferred Cash: You have previously received deferred cash awards under the GEB LTIP and listed on Appendix B to this Letter. After the Retirement Date, all of such deferred cash awards will continue to vest on their original vesting schedules as set forth on Appendix B. Your deferred cash awards will not be subject to forfeiture or termination for any breach of the Non-Competition Agreements. Restricted Stock Units: You have previously received the Restricted Stock Units listed on Appendix B to this Letter. After the Retirement Date, all of such Restricted Stock Units will continue to vest on their original vesting schedules as set forth on Appendix B. Your Restricted Stock Units will not be subject to forfeiture or termination for any breach of the Non- Competition Agreements. The JLL common stock issued to you upon vesting of such Restricted Stock Units will not be subject to any share ownership guidelines or policies or any requirements that you maintain ownership of the stock for any period of time. 409A Considerations: Payments and benefits under this Letter are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other official guidance thereunder (Section 409A), or be exempt from the application of Section 409A. Accordingly, to the maximum extent permitted, this Letter shall be interpreted and its provisions implemented, and as necessary automatically amended, to be in compliance therewith. JLL does not presently believe that any of the payments or benefits provided for in this Letter will result in the imposition of any taxes, penalties or interest under Section 409A, although you will remain personally liable for any of such obligations without recourse to JLL. Payments due upon your separation from service (as defined under Section 409A) shall be subject to delay pursuant to Section 409A(a)(2)(B)(i) to the extent applicable. To the extent that a distribution or payment is subject to Section 409A and payable upon or with reference to your separation from service, such distribution or payment may not be made before the date that is six (6) months after the Retirement Date (Six Month Delay) or, if earlier, the date of your death. Payments to which you otherwise would be entitled during the Six Month Delay will be accumulated and paid on the first day of the seventh (7th) month following the Retirement Date or, if earlier, the date of your death, except as permitted under Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) or as would not result in a violation of Section 409A. Each payment under this Letter is intended to be treated as one of a series of separate payments for purposes of Section 409A and Treas. Reg. §1.409A-2(b)(2)(iii). If any payments or benefits made to you under this Letter agreement are not exempt from or in compliance with the provisions of Section 409A, the Parties will attempt to bring such payments and benefits into

5 compliance with Section 409A without diminishing the total payments or benefits or economic terms to which you are entitled to the greatest extent possible. Non-Competition, Non-Solicitation, Confidentiality and Other Obligations In consideration for certain of JLL’s payment and other agreements under this Letter, you agree to the following obligations (Non-Competition Agreements): No Solicitation; Limited Non-Competition: From the date of this Letter through March 31, 2018 (Restricted Period), you shall not yourself, and shall not direct any other person to, either on your own account or on behalf of or with any other person, firm or business entity, do the following: 1. Solicit or induce any JLL Group employees or independent contractors (including those who held such positions at any time during the Restricted Period) to leave the employ or service of the JLL Group; or 2. Solicit or induce any clients that have existing or contracted transactions or assignments with the JLL Group to discontinue or reduce their transactions or assignments with the JLL Group. During the Restricted Period, you shall not accept employment with, be employed by or otherwise render services to, or serve as a board member for, as and to the extent indicated for any of the firms listed on Appendix A to this Letter, or any of their respective subsidiaries or affiliates, or any successor entities thereof. JLL has no objection to your service as a director on one or more boards during the Consulting Period not otherwise prohibited under Appendix A, provided you inform us of any such roles and agree to any reasonable procedures designed to avoid conflicts of interest. You acknowledge that the restrictions in this Section are fair and reasonable in view of the nature of JLL’s business, your position and responsibilities (including your knowledge of JLL’s confidential information), and are reasonably required for the protection of the JLL Group and its legitimate business interests. You further acknowledge that you will be reasonably able to earn a living without violating the terms of this Section, and the restrictions outlined herein are a material inducement and condition to JLL’s provision of certain of the payments and benefits described in this Letter. Confidentiality and Non-Disclosure of Company Information: You acknowledge and agree that all significant non-public information concerning the JLL Group, its clients and/or employees that was acquired by or disclosed to you during your employment, or that will be disclosed to you during the Restricted Period, including, without limitation, information on JLL Group clients and pricing, business practices and models, business strategies, marketing plans and strategies, digital and data strategies, compensation structures, and the compensation and performance evaluations of JLL Group employees, was or will be acquired or disclosed in strict confidence. You agree to keep all such information secret

6 and confidential indefinitely to the extent such information remains confidential and shall not disclose such information, directly or indirectly, to any other person, firm or business entity or to use it in any way other than for the benefit of the JLL Group. You further acknowledge and agree that you have been provided with confidential information regarding copyrighted materials of the JLL Group, including, without limitation, reference manuals, client proposals, data collection manuals, and other proprietary information of the JLL Group. You shall not use this information in any manner other than for JLL Group benefit. You further agree that you will not provide information to others unrelated to the JLL Group that would allow them to attempt to access JLL's computer system or the computer systems of JLL's clients. However, JLL agrees that you may disclose confidential information (i) to the extent necessary to comply with any law, court order or subpoena; (ii) in connection with any discovery request to which a response is required by law; (iii) to the extent necessary to enforce your rights hereunder; or (iv) to your legal, tax, or financial advisors provided that you inform them of the confidential nature of the information. In the event you are under an obligation to disclose confidential information in any lawsuit or as part of any judicial proceeding, you agree to provide written notice of this fact as far in advance as practicable to JLL’s Legal Services Group and to permit JLL to contest such disclosure on any grounds legally permitted. Additionally, and notwithstanding anything in this Letter to the contrary, you may communicate directly with a regulatory authority about a possible violation of an applicable law or rule. Without prior authorization from JLL’s Legal Services Group, however, JLL does not authorize you to disclose to regulators a communication that is covered by JLL's attorney-client privilege. You acknowledge that, due to your position with JLL, the terms of this Letter will be publicly disclosed by JLL as and to the extent required by the regulations of the U.S. Securities and Exchange Commission in JLL’s judgment. You and JLL shall cooperate in preparing a mutually agreeable public announcement or press release regarding your retirement in addition to an internal Company communication regarding the same. Employment and Independent Contractor Status; Benefits and Related Matters Through December 31, 2016, you will continue to be an employee eligible for the same benefits, administrative assistance and perquisites as you have in your current role as Chief Executive Officer and as may be consistent with those offered to our corporate officers generally from time to time. Compensation for your Chief Executive Officer Role and your Employee Role, including with respect to the payment of your Annual Bonus and payments of amounts and vesting of Restricted Stock Units and deferred cash awards under the GEB LTIP, will be subject to normal withholding for taxes, benefits, and social security. From January 1, 2017 through December 31, 2017, in the Consulting Role you will be an independent contractor, and not an employee of JLL or any of its affiliates. You will retain the sole and absolute discretion and judgment in the timing, manner and means of carrying out the Consulting Role. Except as JLL approves in advance in writing, you will not be authorized to

7 enter into any agreement or sign any document on JLL’s behalf and may not bind JLL to any contract, agreement, engagement or transaction. You will be responsible for the payment of all income, social security and other taxes relating to the Consulting Role and the Board Member role, and therefore JLL shall not deduct any payments in respect thereof from any amounts paid to you under this Letter. On and after January 1, 2017, JLL shall not provide any benefits to you under its employee benefit plans, except for the provisions of COBRA benefits or any other continuation coverage, if you are otherwise eligible for and elect such coverage. Your active employee participation in the Employer-sponsored medical and dental insurance plans will terminate on the Retirement Date. You may elect to continue coverage under these plans at your expense pursuant to the provisions of COBRA. Your participation in and rights, to the extent thereof, under JLL’s 401(k) Retirement and Savings Plan, U.S. Deferred Compensation Plan, and its Medical, Dental, AD&D Optional Insurance, Supplemental Life Insurance, Basic LTD and Spouse Life Insurance Plans shall be subject to the terms of those respective Plans and are not affected by this Letter. Through December 31, 2017, you will be reimbursed for all reasonable and documented out-of- pocket expenses associated with carrying out your responsibilities under this Letter (including any client entertainment, or pre-arranged attendance at industry conferences and related events), consistent with our travel and entertainment policies. We will continue to provide you with administrative assistance support during 2017. You agree to indemnify and keep indemnified JLL and its affiliates (including for the avoidance of doubt reasonable legal costs and expenses) sustained by JLL or such affiliates arising out of any income, social and other taxes arising from payments made to you as an independent contractor in relation to this Letter or your being determined to be an employee of JLL after January 1, 2017. Additional and Miscellaneous Matters As part of your Consulting Role, you agree to provide input to the JLL Chief Executive Officer and the Compensation Committee in 2017 for the annual reviews of the performance during 2016 of the other GEB members and other corporate officers who were your direct reports if requested by the Chief Executive Officer or the Compensation Committee. You agree to promptly inform JLL’s Legal Services group of all subpoenas, correspondence, requests for information, or other contacts you receive from third parties, including governmental agencies, concerning any fact or circumstance that relates to your employment or engagement with JLL or about which you may have knowledge on account of your employment or engagement with JLL. If requested by JLL after the Retirement Date, you shall cooperate with reasonable requests by JLL, at JLL’s expense (including any travel), and not interfering with your other business endeavors, to execute additional documentation consistent with this Letter and provide depositions and testimony in litigation matters in which JLL is involved. You

8 acknowledge and agree that you will not be entitled to further compensation or benefits for cooperating with such reasonable requests, except for any legally required witness fees. Return of Company Property; Company Credit Card By the end of the Consulting Period, you shall return to JLL all significant company property in your possession, except that you may retain your company-issued laptop computer and other company-issued mobile devices, and JLL will transfer ownership of the cellular telephone number/account of your mobile phone, at no cost to you, subject to removal by JLL of all confidential and proprietary information, provided that JLL makes no warranties as to the condition or future operation of the all such devices, which are provided “as is” and you will be responsible for any future maintenance. In connection with the removal of such confidential and proprietary information, JLL will use reasonable efforts to preserve all personal information (including your address book and your calendar) stored on such devices. You will turn over to JLL by the Retirement Date all notes, memoranda, records, documents, personnel evaluation and compensation documentation related to JLL other than with respect to yourself, and all other information no matter how produced or reproduced, kept by you or in your possession, used in or pertaining to the business of JLL, it being acknowledged hereby that all of said items are the sole property of JLL, provided however that during the Consulting Period only you may retain any memoranda or other documents that will be reasonably related to the Consulting Role. By the Retirement Date, you will repay to JLL any outstanding corporate credit card balances, if any, for personal expenditures. This Letter Supersedes Other Agreements; Modifications of this Letter The provisions of this Letter supersede all prior agreements and understandings between you and JLL, whether written or oral, with respect to the subject matters this Letter addresses. This Letter shall govern all payments, compensation and benefits to be made to you, and except as set forth in this Letter you agree that you have no other rights to receive any other, different or additional payments, compensation or benefits under any of the SAIP (including with respect to any Annual Bonus and any Restricted Stock Units), the GEB LTIP, the Original Offer Letter, or the Severance Plan). For avoidance of doubt, this Letter does not affect or amend the provisions of the PICA, which shall remain in effect according to its terms. JLL acknowledges that your termination from employment will be treated as a Standard Termination after the Eligibility Date (as those terms are defined in the PICA), and you and your spouse are eligible for full benefits under the PICA. For purposes of calculating the amount of your benefit under the PICA, JLL will credit you for, and take into account, the guaranteed amount of the 2016 Annual Bonus as referenced above (US$5,920,000) as part of the Final Average Annual Incentive under the PICA. No modifications to this Letter shall be valid unless made in writing and signed by you and an authorized officer of JLL.

9 A waiver of any provision by you or us shall not constitute a waiver of any succeeding breach of the same provision or a waiver of any other provision. Every part of this Letter is severable from the others so that if one part is held to be void or unenforceable, the remaining parts shall remain in full force and effect. This Letter shall be binding on, and inure to the benefit of, the heirs (respecting you) and successors of the parties hereto, provided that you may not assign this Letter or any aspect of it to any other person or entity without JLL’s prior written consent. The obligations of JLL under this Letter shall be the binding legal obligations of any successor to JLL by merger, consolidation or otherwise, and in the event of any business combination or transaction that results in the transfer of all or substantially all of the assets or business of JLL You agree to perform and execute all such further acts and documents as may be reasonably necessary to carry out the provisions or intent of this Letter. Cure Period; Damages/Equitable Relief If either Party believes that the other Party has breached or otherwise violated any of the provisions of this Letter agreement, including any of the Non-Competition Agreements, then, before initiating any legal claim or proceedings under the terms of this Letter agreement, the Party alleging the breach shall promptly notify the other Party of the alleged breach and shall provide the other Party a reasonable period of time under the circumstances within which to cure or correct the alleged breach, but only to the extent such breach is capable of being cured. You agree that damages incurred by JLL caused by a breach of this Letter will be difficult to ascertain. You agree further that JLL will be entitled to seek equitable relief, including, without limitation, injunctive relief, if you breach this Letter, subject to the “Resolution of Disputes” section below. You acknowledge that any material breach of your Non-Competition Agreements will cause irreparable injury to JLL for which money damages will not provide an adequate remedy. Accordingly, you agree that, in the event you breach any of your Non-Competition Agreements, JLL shall be entitled to obtain appropriate injunctive and/or other equitable relief for such breach, without the posting of any bond or other security, in addition to all other legal remedies to which JLL may be entitled, and subject to the “Resolution of Disputes” section below. Continued Indemnification and Provision of D&O Insurance After the Retirement Date, JLL will continue to indemnify you under the terms of its by-laws, and to cover you under the terms of JLL’s directors and officers liability insurance as may be in effect from time to time, with respect to, any claims or lawsuits relating to your employment by JLL or your actions as an officer or director with JLL or any of its affiliated entities, including in connection with this Letter. Resolution of Disputes Any dispute between the Parties arising out of or relating to the negotiation, execution or performance of this Letter shall be settled by binding arbitration in accordance with the National

10 Rules for the Resolution of Employment Disputes of the American Arbitration Association. Notwithstanding the above, this dispute resolution provision shall not apply to any separate agreements between the Parties that do not themselves specify arbitration as an exclusive remedy. Notwithstanding the above, JLL may seek injunctive relief in Federal or State court for any alleged breach by you of any of the Non-Competition Agreements, and either you or JLL may seek injunctive relief for other alleged breaches or violations of this Letter agreement to the extent that damages for such breach or violation will be difficult to ascertain, provided that the ultimate merits of any claims for breach of the Non-Competition Agreements or breach of this Letter agreement will be subject to arbitration under the terms of this Section. The location for the arbitration shall be the Washington, D.C. metropolitan area before a single arbitrator selected in accordance with the rules of the American Arbitration Association. Each Party shall bear its own attorneys’ fees and costs related to the arbitration or any judicial proceedings under this Section, but the filing fees and other general administrative costs and expenses of the American Arbitration Association will be borne equally by the Parties. Any award made by the arbitrator shall be final, binding and conclusive on the Parties for all purposes, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties each further agree that the arbitration provisions of this Letter shall provide each party with its exclusive remedy for any dispute arising under this Letter, and each Party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Letter. By election of arbitration as the means for final settlement of all claims, the Parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Letter. The Parties specifically agree to waive their respective rights to a trial. Choice of Law This Letter shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to any State’s rules regarding conflicts of laws. Counterparts; Electronic Signatures. This Letter may be executed in counterparts, each of which shall be deemed an original and both of which, taken together, shall constitute one and the same instrument, binding on each signatory thereto. A copy of this Letter that is executed by a Party and transmitted by that Party to the other Party by facsimile or as an attachment to an email shall be binding upon the signatory to the same extent as a copy hereof containing that Party’s original signature. [signature page follows]

11 Please indicate your agreement with the terms of this Letter by signing it and returning it to us. Yours sincerely, Jones Lang LaSalle Incorporated By: /s/ Sheila A. Penrose Sheila A. Penrose Chairman of the Board of Directors Jones Lang LaSalle Incorporated /s/ Patrician Maxson Patricia Maxson Global Chief Human Resources Officer Jones Lang LaSalle Incorporated Accepted by: /s/ Colin Dyer Colin Dyer

12 Appendix A* CBRE Group Colliers Cushman & Wakefield Savills Studley Newmark Grubb Knight Frank Avison Young Cresa Eastdil Secured HFF Transwestern First Service Sodexho Co-Star Group Zillow Compass (compass.com) Realtor.com The commercial real estate investment divisions of each of the following entities:** Blackstone BlackRock JPMorgan Brookfield UBS Clarion Partners (Legg Mason) Prudential (U.S.) Deutsche Bank AEW

13 Invesco Carlyle Group KKR Cohen & Steers Morgan Stanley BNP TPG TIAA *Excludes any subsidiary or affiliate of each entity, if any, that does NOT compete with any member of the JLL Group **For avoidance of doubt, you may serve on the Board of any of the parent companies of the listed real estate investment management companies.

Appendix B

GEB LTIP and Net Income Award Shares

Number of Shares	Award Date	Vesting Date
4,879	02/25/2014	02/25/2017
3,320	03/12/2015	09/12/2017
4,393	03/12/2015	03/12/2018
26,333	02/24/2016	02/24/2017 (8,778) 02/24/2018 (8,778) 02/24/2019 (8,777)

Strategic Objective Shares

Number of Shares	Award Date	Vesting Date(s)
3,639	02/23/2012	02/23/2017
3,876	02/25/2013	02/25/2018
6,099	02/25/2014	02/25/2017 (3,050) 02/25/2019 (3,049)
4,654	03/12/2015	03/12/2018 (2,327) 03/12/2020 (2,327)

GEB LTIP Cash Deferrals

LTIP Plan Year	Net Award	Vesting Dates
2013	$375,000	February 25, 2017
2014	$411,000	March 12, 2018

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